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                                                                       Ex. 3.5


                                State of Delaware

                        Office of the Secretary of State


                -------------------------------------------------

         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

AMENDMENT OF "CDKNET.COM, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF

SEPTEMBER, A.D. 1999, AT 4:30 O'CLOCK P.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE

COUNTY RECORDER OF DEEDS.








                                             -----------------------------------
                                             Edward J. Freel, Secretary of State


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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         CDKNET. COM, INC., a corporation organized ans existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a meeting of the Board of Directors of CDKNET.COM, INC., a resolution was duly adopted authorizing and directing the amendment of the Certificate of Incorporation of CDKNET.COM, INC., declaring said amendment to be advising, and directing appropriate officers of the corporation to procure the adoption, approval and written consent of the shareholders holding at least a majority of the voting power of said corporation. Pursuant to said resolutions, the following amendments to the Certificate of Incorporation of CDKNET.COM, INC. be amended by changing the article thereof numbered "FOURTH" so that, as amended said article shall read as follows:

         "FOURTH" NUMBER OF SHARES. The total number of shares of stock which the Corporation shall have authority to issue is: forty five million (45,000,000), of which forty million (40,000,000) shall be shares of Common Stock, $.0001 par value, and five million (5,000,000) shall be shares of Preferred Stock, $.0001 par value ("Series Preference Stock").

         A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Certificate of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:

         4.1     PROVISIONS APPLICABLE TO ALL SERIES OF SERIES PREFERENCE STOCK.

                  (a) Shares of Series Preference Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in this Section 4.1 and in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:

                           (i) The rate and times at which, and the terms and
conditions on which, dividends on the Series Preference Stock of such series shall be paid;



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                           (ii) The right, if any, of holders of Series
Preference Stock of such series to convert the same into, or exchange the same, for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

                           (iii) The redemption price or prices and the time at
which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;

                           (iv) The rights of the holders of Series Preference
Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding of the Corporation;

                           (v) The voting power, if any, of the Series
Preference Stock of such series; and

                           (vi) The terms of the sinking fund or redemption or
purchase account, if any, to be provided for the Series Preference stock of such series.

                  (b) All shares of each series be identical in all respects to the other shares of such Series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.

         4.2      PROVISIONS APPLICABLE TO COMMON STOCK.

                  (a) After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitle to receive such dividends as may be declared from time to time by the Board of Directors.

                  (b) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject to any additional or special rights of the Series Preference Stock as to the remaining assets of the Corporation for distribution, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

                  (c) Each holder of Common Stock shall have been one vote in respect of each share of such stock held by him.

         SECOND:      That thereafter, pursuant to resolution of the Board of
Directors and in accordance with Section 228 of the General Corporation Law of the State of Delaware, the


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written consent of shareholders of CDKNET.COM, INC. holding at least a majority of the voting power of the outstanding shares of Common Stock was received, and notice thereof was duly given to those shareholders who did not consent in writing.

         THIRD:       That said amendment was duly adopted in accordance with
the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH:      That the capital of said corporation shall not be reduced
under or by reason of said amendment.

         IN WITNESS WHEREOF, said CDKNET.COM, INC. has caused this certificate to be signed by its duly authorized officer, Steven Horowitz, its President and Secretary this 10th day of September, 1999.



                                                   By:
                                                      ------------------------
                                                      Steven Horowitz, President


ATTEST:


------------------------------
Steven Horowitz, President